                                                                     EXHIBIT 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                               LAFARGE CORPORATION

               Lafarge Corporation, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        1. The Corporation desires to amend and restate, and hereby amends and restates, its charter as set forth below. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the charter as currently in effect.

        2. Pursuant to Sections 2-607, 2-608 and 2-609 of the Maryland General Corporation Law, the Board of Directors of the Corporation, at a meeting duly called and held on February 11, 1992, approved and recommended for shareholder approval these Articles of Amendment and Restatement, and the shareholders of the Corporation, at a meeting duly called and held on May 5, 1992, approved these Articles of Amendment and Restatement by a vote of more than two-thirds of all outstanding shares entitled to vote.

        3. Information regarding (i) the current address of the principal office of the Corporation, (ii) the name and address of the Corporation's current resident agent and (iii) the number and names of the directors of the Corporation, contained in the charter reflect current information with respect thereto in accordance with Section 2-608(d) of the Maryland General Corporation Law.

        4. In connection with the deletion of the provisions regarding the First Preferred Stock, the Second Preferred Stock and the Third Preferred Stock from Article Fourth, certain provisions have been renumbered or relettered in the charter as restated.

        5. The following is the charter of the Corporation as amended and restated by these articles of Amendment and Restatement:

           FIRST:  The name of the Corporation is
                               LAFARGE CORPORATION

           SECOND: The Corporation shall have the following purposes and powers:

               (1) To engage in the production, distribution, marketing and sale of cement.

               (2) To import, export, manufacture, produce, buy, sell and otherwise deal in and with goods, commodities, wares and merchandise of every class and description.

               (3) To engage in and carry on any other business which may conveniently be conducted in conjunction with any of the business of the Corporation.

               (4) To be a promoter, partner, member, associate, stockholder, manager, joint venturer or other participant of or in any person, corporation, partnership, joint venture, organization or other entity whether or not engaged in activities which the Corporation is authorized to carry on.

               (5) Anywhere in the world to apply for, purchase or in any manner to acquire; to hold, own, work, develop, use and operate; to sell or in any manner dispose of; to grant or license other rights in respect of; and in any manner deal with any and all patents, copyrights, licenses, trade-marks, trade names, rights, processes, inventions, know-how, trade secrets, formulas and the like.

               (6) To acquire in any manner all or any part of the good will, rights, property, business and other assets of any person, corporation, partnership, joint venture, organization or other entity, to assume or undertake in connection therewith all or any part of the liabilities or obligations thereof, and to hold, utilize, enjoy and in any manner dispose of the whole or any part of the rights, property, business and other assets so acquired.

               (7) To acquire by purchase, subscription or in any other manner, take, receive, hold, own, guarantee, use, employ, sell, assign, transfer, exchange, pledge, mortgage, lease, dispose of and otherwise deal in and with, any and all shares, warrants, options, bonds, debentures, notes, mortgages, evidences of indebtedness or any other interests or instruments commonly known as securities, issued or created by any person, corporation, partnership, joint venture, organization or other entity, public or private, wherever in the world or however formed or resident, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

               (8) To aid in any manner any person, corporation, partnership, joint venture, organization or other entity of which any shares, warrants, options, bonds, debentures, notes, mortgages or other securities or obligations are held directly or indirectly by or for the Corporation, in which the Corporation is a partner, joint venturer, promoter, member, associate or other participant or in which or in the welfare of which the Corporation shall have any interest, and to do any and all other acts or things designed to protect, preserve, improve and enhance the value of any such property or interest, or any other property of the Corporation.

               (9) To guarantee the payment of dividends or other distributions upon any shares of stock or shares in, or the performance of any contract by, any shareholder of the Corporation or any other person, corporation, partnership, joint venture, organization or other entity in which or in the welfare of which the Corporation has an interest, or in return for benefits to or for assets given to the Corporation, and to endorse or otherwise guarantee the payment of the principal of and the prepayment charge, if any, and interest on any bonds, debentures, notes or other evidences of indebtedness created or issued by any such shareholder or other person, corporation, partnership, joint venture, organization or other entity.

               (10) To engage in any commercial, financial, mercantile, industrial, manufacturing, marine, exploration, mining, agricultural, research, licensing, servicing, or agency business not prohibited by law, and any, some or all of the foregoing.

               (11) To cause to be organized under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, one or more persons, corporations, partnerships, joint venturers, organizations, or other entities and to cause the same to be dissolved, wound up, liquidated, merged or consolidated, and to create, purchase or otherwise acquire (in whole or in part), own, and in any manner sell, transfer or otherwise dispose of businesses, corporations, enterprises and other entities, and to act as a parent company or holding company in relation to such entities.

               (12) To carry out all or any part of the foregoing purposes and to do all and everything necessary, suitable or proper for the accomplishment of any of the purposes, the attainment of any of the objects or the furtherance of any of the powers hereinabove set forth as principal, partner, joint venturer, factor, agent, contractor or otherwise, either alone or through or in conjunction with any person, corporation, partnership, joint venture, organization or other entity, whether as principal, partner, joint venturer, factor, agent, contractor or otherwise, and, in carrying on its business and for the purpose of attaining or furthering any of its objects and purposes, to make and perform any contracts and to do any and all acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified, or which at any time may appear conducive to or expedient for the accomplishment of any of such objects and purposes.

               (13) To carry out all or any part of the foregoing purposes anywhere in the world, and to maintain offices, branches and agencies anywhere in the world.

           The purposes and powers specified in the foregoing paragraphs shall, except where otherwise expressed, be in no ways limited or restricted by reference to, or inference from, the terms of any other paragraph of this or any other Article of these Articles of Incorporation, but the purposes and powers specified in each of the foregoing paragraphs of this Article shall be regarded as independent, and construed as powers as well as objects and purposes.

           The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force, and the enumeration herein of any specific purposes or powers shall not be held to limit or restrict in any manner the exercise by the Corporation of any powers, rights or privileges so granted or conferred and shall be in addition to the general powers of corporations under the General Laws of the State of Maryland.

           THIRD: The post office address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in this State is The Corporation Trust Incorporated, a corporation of this State, and the post office address of the resident agent is 32 South Street, Baltimore, Maryland 21202.

           FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 180,000,000, of which, subject to the power of the Board of Directors to classify and reclassify unissued shares of Common Stock as provided in the next paragraph, (i) 30,000,000 shares of the par value of $0.0001 each are to be of the class designated "Voting Stock", and (ii) 150,000,000 shares of the par value of $1.00 each are to be of the class designated "Common Stock". The aggregate par value of all shares of all classes is to be $150,003,000.

           The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. Subject to the foregoing, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions or redemption of the classes of stock of the Corporation are as follows:

               (1) The holders of Voting Stock shall not be entitled to any dividends whatsoever, whether payable in cash, property or stock; provided, however, that the holders of Voting Stock shall be entitled, to the exclusion of the holders of any other class or series of capital stock of the Corporation (including, without limitation, Common Stock), to such stock dividends, payable solely in shares of Voting Stock, as from time to time may be declared by the Board of Directors, acting in its sole discretion.

               (2) Subject to the rights of the holders of any class or series of capital stock having a preference over the Common Stock as to dividends, the holders of Common Stock shall be entitled, to the exclusion of the holders of any other class or series of capital stock of the Corporation, to receive such dividends as from time to time may be declared by the Board of Directors.

               (3) The Corporation may, at its election expressed by resolution of the Board of Directors, at any time redeem all, or from time to time any part, of the Voting Stock, upon not less than five business days' prior notice to the holders of record of Voting Stock to be redeemed, given in such manner as may be prescribed by resolution or resolutions of the Board of Directors, at a redemption price equal to $0.0001, for every share redeemed; provided, however, that any fraction of a cent payable to any holder of Voting Stock on account of any redemption of such shares shall be rounded upward to the nearest whole cent. If fewer than all the outstanding shares of Voting Stock are to be redeemed, the redemption may be made in such manner as may be prescribed by resolution of the Board of Directors. On and after the date fixed in any such notice of redemption as the date of redemption (unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice) all rights of the holders of the Voting Stock to be redeemed as stockholders of the Corporation, except the right to receive the redemption price as hereinafter provided, shall cease and terminate. At any time on or after the date fixed as aforesaid for such redemption, the respective holders of record of the Voting Stock to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation of certificates for the shares to be redeemed, such certificates, if required, to be properly stamped for transfer and duly indorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly executed in blank. Voting Stock redeemed pursuant to the provisions of this paragraph shall, upon such redemption, be retired automatically without further act or deed of the Corporation, and such shares shall not be reissued by the Corporation.

               (4) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:

                      (a) The holders of shares of Voting Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any other class or series of capital stock of the Corporation (including, without limitation, Common Stock), an amount equal to $0.0001 for every share of their holdings of Voting Stock; provided, however that any fraction of a cent payable to any holder of Voting Stock on account of any such liquidation, dissolution or winding up shall be rounded upward to the nearest whole cent. If, upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Voting Stock the full amounts to which they respectively shall be entitled, the holders of shares of Voting Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of Voting Stock held by them upon such distribution if all amounts payable on or with respect to Voting Stock were paid in full.

                      (b) After payment shall have been made to all of the
               holders of all other classes or series of the Corporation's capital stock (including, without limitation, Voting Stock) of the full amount to which they respectively shall be entitled pursuant to the Corporation's charter, the holders of shares of Common Stock then outstanding shall be entitled, to the exclusion of the holders of all other classes or series of the Corporation's capital stock (including without limitation, Voting Stock), to share, ratably according to the number of shares of Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution to its stockholders.


           Provided, however, that neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

               (5) No holder of shares of stock of any class or any other securities, whether now or hereafter authorized, shall be entitled as a matter of right to subscribe for or purchase or receive any stock of any class or any securities convertible into shares of stock of any class, or to any right of subscription to, or to any warrant or option for the purchase of, any thereof other than such (if any) as the Board of Directors, in its discretion, may determine from time to time; and any stock or other securities which the Board of

           Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

               (6) Subject to the provisions of the Corporation's charter and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

               (7) Subject to the provisions of any applicable law and the Corporation's charter, or of the By-Laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the Corporation's charter, the holder of the outstanding shares of Voting Stock, Common Stock and any other class or series of capital stock of the Corporation having general voting rights shall vote as one class for the election of directors and for all other purposes, each holder of record of such shares being entitled to one vote for each such share of capital stock standing in his name on the books of the Corporation

           FIFTH: The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of the Corporation's stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, and securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such considerations as the Board of Directors may deem advisable and without any action by the stockholders.

           SIXTH: The number of directors of the Corporation shall be sixteen, which number may be increased or decreased pursuant to the By-Laws of the Corporation but shall never be less than three. The names of the directors who shall act until the next annual meeting or until their successors are duly chosen and qualify are:

        James G. Affleck            Alonzo L. McDonald      Joe M. Rodgers
        Bertrand P. Collomb         David E. Mitchell       Michel Rose
        Marshall A. Cohen           Robert W. Murdoch       Ronald D. Southern
        Bernard L. Kasriel          Bertin F. Nadeau        Edward H. Tuck
        Jacques Lefevre             John D. Redfern         H. Richard Whittall

           SEVENTH: The By-Laws of the Corporation may be made, altered, amended or repealed by the Board of Directors. The books of the Corporation (subject to the provisions of the laws of the State of Maryland) may be kept outside of the State of Maryland at such places as from time to time may be designated by the Board of Directors.

           EIGHTH: The Corporation shall indemnify its directors and officers to the full extent permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of related expenses, upon a determination by the Board of Directors or independent legal counsel (who may be regular counsel for the Corporation) made in accordance with applicable statutory standards; and, upon authorization by the Board of Directors, may indemnify other employees or agents to the same extent.

           To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

           NINTH: Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a majority or other greater designated proportion of the shares or of the shares of each class entitled to vote thereon, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon, except as otherwise provided in these Articles of Incorporation.

           TENTH: The Corporation reserves the right from time to time to amend, alter, change or repeal any provision contained in the Corporation's charter, including any provision setting forth the terms or rights of any of its capital stock, in the manner now or hereafter authorized by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

           ELEVENTH: The duration of the Corporation shall be perpetual.